Exhibit j

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference into the Prospectuses and Statement of Additional Information in Post-Effective Amendment No. 52 to the Registration Statement on Form N-1A of Variable Insurance Products Fund: Equity-Income Portfolio, Growth Portfolio, and Overseas Porfolio of our reports dated February 11, 2002 on the financial statements and financial highlights included in the December 31, 2001 Annual Reports to Shareholders of Equity-Income Portfolio, Growth Portfolio, and Overseas Portfolio.

We further consent to the reference to our Firm under the heading "Auditor" in the Statement of Additional Information.

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____________________________	/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
April 15, 2002